Exhibit 10.8

[OIS Letterhead]

June 24, 2009

Corporate Banking Division

Mizrahi Tefahot Bank Ltd.

Letter Agreement

We would like to inform Mizrahi Tefahot Bank Ltd. (“MTB”) that Ophthalmic Imaging Systems (“OIS”) and MediVision Medical Imaging, Ltd. (“MediVision”) plan to enter into an asset purchase agreement (the “Asset Purchase Agreement”), pursuant to which MediVision will sell substantially all of its assets to OIS, except approximately, 9.3 million OIS shares. A portion of the purchase price will consist of OIS’ assumption of the indebtedness owed by MediVision to MTB in account number 035576 in branch number 461. We would also like to inform you that OIS intends to enter into a purchase agreement (the “Purchase Agreement”) with U.M AccelMed, Limited Partnership (“AccelMed”), pursuant to which OIS will issue to AccelMed shares of OIS and AccelMed (i) will invest $4,000,000 in the 1st installment (the “1st Installment”), and (ii) have the option to invest an additional $2,000,000 in the 2nd installment (the “2nd Installment”). A condition precedent to the closing of the 1st Installment is the execution of this letter by MTB and OIS which sets forth the material terms of a new loan agreement (the “New Loan Agreement”) to be entered into by MTB and OIS as soon as practicable following the execution of the Asset Purchase Agreement. By affixing their signatures to this letter, MTB and OIS affirm that they have reached a meeting of the minds on the binding terms and conditions of the subject matter of this letter and agree to implement these binding understandings in a definitive New Loan Agreement in accordance with the terms hereof.

The conditions and/or precedent conditions to the New Loan Agreement will be as follows:

1.	OIS will be the sole borrower and therefore will sign the customary loan documents of MTB.

2.

The existing charges in favor of MTB over assets of MediVision and OIS will be amended so they both secure OIS’ debt to MTB. As a condition to the transferring of Medivision’s Intellectual Property to OIS, an amendment to the OIS charge will be made in such manner that the charge will include such Intellectual Property purchased from MediVision. OIS will bear all cost with regards to the charges amendments and executions.

3.

Within 14 days following the signing of the Purchase Agreement, OIS will open a bank account with MTB’s Main Business Center in Tel Aviv (branch no. 461). A $750,000 cash deposit will be maintained in such bank account until June 30, 2010, after which OIS must maintain at least $375,000 in such account. The deposit shall bear customary interest.

4.

Financial Covenants. (Cash plus Accounts Receivables) divided by the amount of indebtedness outstanding under the New Loan Agreement must be not less than 150%. The meeting of the covenants will be determined on a quarterly basis based on quarterly financial reports and yearly audited financials reports.

5.

Principal repayments will be made in 18 equal monthly installments beginning on January 31, 2011; provided that if OIS does not receive at least $1,000,000 in the 2nd Installment by June 30, 2010, OIS may elect one the following principal repayment options:

•

Principal repayments of $60,000 per month beginning on July 31, 2010 and ending on December 31, 2010. The remaining principal balance will be repaid in 18 equal monthly installments beginning on January 31, 2011. OIS commits to maintain a cash balance of at least $1,000,000 (decreasing pro-rata to OIS’ outstanding indebtedness to MTB), 50% of which will be deposited in OIS’ bank account with MTB; or

•

Principal repayment in 18 equal monthly installments beginning on January 31, 2011. OIS commits to maintain a cash balance of at least $1,500,000 (decreasing pro-rata to OIS’ outstanding indebtedness to MTB), 50% of which will be deposited in OIS’ bank account with MTB.

6.	Interest rate: LIBOR + 4.75%.

7.

Upon execution of the New Loan Agreement OIS will issue to MTB warrants to purchase 350,000 shares of common stock of OIS with an exercise price of $1.00 per share (the “Warrants”); provided, that if there is an “Exit” event in OIS (as will be defined in the Warrant Agreement), MTB may elect to receive in lieu of the Warrants a one time payment of $225,000. The Warrants will have a term of three years from the date of the closing of the investment by AccelMed.

8.

Except as in appendix A and a second pledge for Tailwind, no other charges or pledges, except MTB’s, are or will be existing on OIS, except in the ordinary course of business. In addition we agree not to post for sale over the receivable exchange any receivables, without MTB’s written consent.

In connection with the Asset Purchase Agreement, MediVision may deposit any and all shares of Common Stock beneficially owned by MediVision in an escrow account for the benefit of OIS to secure any amounts due and payable by MediVision to OIS under the Asset Purchase Agreement.The Common Stock deposited in the Escrow Account will also secure certain undertakings and representations provided by MediVision to OIS in the Purchase Agreement. We intend to register a second priority pledge in favor of OIS with respect to the MediVision Intellectual Property relating to the IRI domain. We agree that MTB’s consent to the creation of such second priority pledge is subject to the following terms and conditions: (i) we shall not be entitled to enforce the second priority pledge or otherwise realize or dispose of any of it, without the consent of MTB, in advance and in writing, (ii) we shall not be entitled to oppose any enforcement by MTB of the existing pledge and not to oppose realization or disposition proceedings thereof initiated by MTB.

MTB’s agreements under this letter are contingent upon, and subject to, the signing by OIS and AccelMed of the Purchase Agreement and the signing of the Asset Purchase Agreement not later then 15.7.2009.

Very truly yours,

Ophthalmic Imaging Systems

By:	/s/ Gil Allon
Name: Gil Allon
Title: Chief Executive Officer

Acknowledged and Agreed by:

MediVision Ltd.

By:	/s/ Noam Allon
Name: Noam Allon Title: President and Chief Executive Officer

Mizrahi Tefahot Bank Ltd.

By:	/s/
Name: Title: